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                                                                     Exhibit 2.1

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                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                            Modern Technologies Corp.

                             MTC Technologies, Inc.

                                       and

                               the Shareholders of

                               AMCOMP Corporation


                             DATED: October 17, 2002

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                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (the "Agreement") is entered into as of October 17, 2002, by and among Modern Technologies Corp., an Ohio corporation (the "Buyer"), MTC Technologies, Inc. ("Parent") and the parties identified on the signature page as the Sellers (collectively, the "Sellers").

                                    RECITALS

     A. The Sellers are the record and beneficial owners of all of the issued and outstanding equity securities of AMCOMP Corporation, a California corporation (the "Company").

     B. The Buyer, a wholly-owned subsidiary of Parent, wishes to acquire the Company (the "Acquisition") by purchasing all of the issued and outstanding common stock, par value $.50 per share, of the Company (the "Shares") from the Sellers, and the Sellers desire to sell to the Buyer, the Shares pursuant to the terms of this Agreement.

     C. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Acquisition.

                                    AGREEMENT

          NOW, THEREFORE, in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.   Sale and Purchase of the Shares.

          1.1   Sale and Purchase of the Shares.

                (a) Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer, assign and deliver to the Buyer the number of Shares listed in Exhibit 1.1(a), which constitutes all of the issued and outstanding shares of the common stock, par value $.50 per share, of the Company; and the Buyer shall purchase, and thereafter hold, such the Shares, free from all options, liens, claims, charges and encumbrances of whatever nature.

                (b) The Buyer shall not be obliged to complete the purchase of any of the Shares hereunder unless the sale of all of the Shares is completed simultaneously.

          1.2. Purchase Price. As consideration for the sale to the Buyer of all of the Shares by the Shareholders, the Buyer shall pay to the Sellers the following, subject to adjustment as set forth in Section 1.4 (collectively, the "Purchase Price"):

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                  (a) At the Closing, the Buyer shall pay the amount of Seven
          Million Two Hundred Thousand Dollars ($7,200,000) by wire transfer of immediately available funds to an account designated by the Sellers; and

                  (b) Additionally, the Sellers will be entitled to receive an earn out payment calculated in accordance with the formula detailed in
          Exhibit 1.2(b) for the years ending December 31, 2002, December 31, 2003 and December 31, 2004. Any such payments shall be made on or before April 15, of the year immediately following the earn-out calculation year. The computation of any such payment to be made to the Sellers shall be made by Buyer's independent accounting firm, Deloitte & Touche, and Sellers shall have the right to audit (including access to any records of Company that were used in the computation) such computation during the 45 day period following receipt of the computation from Buyer

                  (c) Immediately prior to the Closing Date, the Sellers shall cause the Company to declare and pay a dividend to the Sellers in an amount equal to the lesser of (i) the amount of cash on hand in the Company as of October 11, 2002, the "Effective Date", reduced by the Company's accruals for transaction related expenses, including Brokerage, Attorney and Accounting Fees, (the "Accruals") or (ii) the Company's estimated retained earnings as of the Effective Date, which shall also have been reduced by the Accruals. To the extent such dividend exceeds the actual retained earnings (less the Accruals) as of the Effective Date, as determined in accordance with Section 1.3, such excess shall be deemed a loan to Sellers at 5% interest and Sellers shall immediately repay such loan with interest upon being notified by Buyer of such excess. Notwithstanding the foregoing, interest shall not begin on any such loan until 30 days after the Closing Date.

              1.3 Effective Date Financial Statements. Promptly following the Closing, the Buyer, with the assistance and cooperation of the Sellers, will prepare a balance sheet showing the assets and liabilities of the Company as of the Effective Date and the related statement of income for the period then ended (the "Effective Date Financial Statements"). The Effective Date Financial Statements will be prepared in accordance with generally accepted accounting principles, consistently applied. Buyer's accounting firm shall complete an audit of the Effective Date Financial Statements within 45 days of the Closing Date. Sellers shall have the right to audit (including access to any accounting records of Company) such Effective Date Financial Statements during the 45 day period following receipt of the audited Effective Date Financial Statements from Buyer.

              1.4 Purchase Price Adjustment. If the audit of the Effective Date Financial Statements yields a different dividend than the dividend calculated in
1.2 (c), then an adjusting payment shall be made, immediately upon notification thereof, from Buyer to Seller or from Seller to Buyer, as the case may be.

              1.5 Revenues and Expenses for October. The Buyer shall be entitled to the benefit of revenues received by the Company from the Effective Date through the Closing Date, net of related expenses, provided that such expenses were incurred in the ordinary course of business consistent with past practices.

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          2. Closing Matters.

             2.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company, located at 23332 Hawthorne Blvd, Suite 300, Torrance, California 90505, on October 18, 2002, or at such other date and time as the Buyer and the Sellers shall agree. The date of the Closing is hereinafter referred to as the "Closing Date".

             2.2 Procedures at Closing. The following shall take place at the
          Closing:

             (a) The Sellers shall deliver to the Buyer the certificates representing the Shares with appropriate stock power attached and indorsed in blank.

             (b) The Buyer shall pay the Purchase Price to the Sellers by wire transfer of funds to the bank account designated in writing by the Sellers.

             (c) Each party shall deliver to the other party an executed copy of this Agreement, the Transaction Documents and all consents, approvals, authorizations and other such documents required hereunder. "Transaction Documents" shall mean all documents, agreements and consents required to be delivered by each party hereunder.

          3. Representations and Warranties of the Sellers. Except as otherwise set forth in the disclosure schedules attached hereto, the Sellers jointly and severally represent and warrant to the Buyer as of the Closing Date the items as set forth in this Section 3. No fact or circumstance disclosed to the Buyer shall constitute an exception to the representations and warranties set forth in this Section 3, unless such fact or circumstance is fairly and accurately disclosed in this Agreement or the disclosure schedules attached hereto.

             3.1 Organization. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of California, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted; and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.
Schedule 3.1 contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities owned or occupied by the Company, and a list of all states where the Company is qualified to do business.

             3.2 Capitalization.

                 (a) The authorized capital of the Company consists of: 100,000 shares of common stock, par value $.50 per share of which 10,000 shares are issued and outstanding. The Company does not have any other class or series of capital stock authorized, issued or outstanding.

                 (b) All of the outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable, and when sold by the Company were issued in compliance with all applicable laws and regulations concerning the issuance of securities. Except as set forth on Schedule 3.2, none of the outstanding Shares were issued in consideration

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in whole or in part for any contribution, transfer or assignment of the Company
Products (as defined below) or any proprietary rights incorporated therein or otherwise related thereto. There are no other shares of the Company's capital stock issued or outstanding, and there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company. As used herein, "Company Products" shall mean all versions and implementations of any product which has been or is being manufactured, sold, licensed, distributed or marketed by the Company or currently is under development, and all patents and patent applications, if any, design rights, trade secrets, copyrights, trademarks, trade names, domain names, and other proprietary rights related thereto, as well as any services provided by the Company.

         3.3   Power, Authority and Validity.

               (a) Neither the Sellers nor the Company is subject to or obligated under any charter, article of incorporation, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with the execution and carrying out of this Agreement and the transactions contemplated hereunder and under the Transaction Documents. No consent of any person who is a party to a contract to which the Company is a party, nor consent of any governmental or regulatory authority, is required to be obtained on the part of the Company nor the Sellers to permit the transactions contemplated herein.

               (b) The Sellers are, and will at the Closing be, the lawful owners and registered holders of the number of shares of the Shares listed in
Exhibit 1.1(a), which constitute all of the outstanding Company stock, free and clear of all liens, encumbrances, restrictions and claims of every kind. The Sellers have, and will at Closing have, full and legal right, power, authority and capacity to sell, assign, transfer and convey the Shares so owned by the Sellers pursuant to this Agreement, and the delivery to the Buyer of such Shares held by the Sellers pursuant to the provisions of this Agreement will transfer to the Buyer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

               (c) The Sellers have full and legal right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to carry out the sale of the Shares held by the Sellers and carry out the other transactions contemplated hereby without the need to obtain the consent or approval of any other party. Following the execution of this Agreement, this Agreement and each of the Transaction Documents will constitute the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms.

               (d) The Sellers own one hundred percent (100%) of the outstanding stock of the Company and, after the Acquisition, the Buyer will own such stock free and clear of any liens, claims or encumbrances.

               3.4   Financial Statements

                     (a) The Company has delivered to the Buyer, as of the Closing Date, the Company's (i) unaudited balance sheets as of December 31, 2000 and December 31, 2001 and the related income statements for the periods ending December 31, 2000 and December 31,

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2001 and (ii) the Company's unaudited balance sheet as of August 2, 2002 and the related income statement for the period ending August 2, 2002 (collectively, the "Financial Statements"). The Financial Statements are attached hereto as
Schedule 3.4 and are complete and correct in all respects and have been prepared in accordance with the law and generally accepted accounting principles consistently applied. The Financial Statements present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein. Except to the extent reflected or reserved against or disclosed in the Financial Statements, or as listed on Schedule 3.4, the Company has no liabilities or obligations of any kind, known or unknown, whether accrued, absolute, contingent or otherwise, other than those incurred in the ordinary course from August 2, 2002, through the Closing Date, and the Accruals.

               (b) No part of any debt or other amount shown or reflected in the Financial Statements as being due to the Company has been written off, written down, waived or released for an amount less than the book value by the Company.

               (c) Since December 31, 2001, the Company's business has not been materially affected by the loss of any customer, or of any source of supply or by the cancellation or loss of any order or contract nor, to the Sellers' knowledge, are there any circumstances likely to lead thereto.

               (d) The Company's books and records for each and every government contract are maintained in full compliance with the requirements and standards of the Defense Contract Auditing Agency and all other applicable government or agency laws, rules, regulations and requirements.

               (e) The principal executive officer and the principal financial officer of the Company (collectively, the "Officers") are responsible for establishing and maintaining disclosure controls and procedures for the Company and have designed such disclosure controls and procedures to ensure that material information is made known to the Officers.

               (f) To the best of their knowledge, the Officers have disclosed to the Buyer (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Buyer any material weaknesses in internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's disclosure controls and procedures.

               (g) The Officers have disclosed to the Buyer any significant changes in internal controls or in other factors that could significantly affect internal controls during or subsequent to any of the periods covered by the Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses. However, Sellers have informed Buyer that their financial statements have not been audited for any period since the period ended December 31, 1997.

         3.5   Tax Matters.

               (a) The Company has timely filed all Tax Returns required to be filed by it. All such Returns are true and correct and were prepared and filed in the manner required

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by applicable law. All Taxes due from the Company have been paid. There are no pending audits, assessments, or claims for additional Taxes that have not been paid. All the provisions for Taxes, if any, reflected on the Financial Statements are true and correct and there are no tax liens on any property or assets of the Company other than liens for Taxes not yet due and payable. During the five (5) year period ending on the date hereof, there have been no audits or to the best of the Sellers' knowledge, examinations of any Tax Returns by any applicable governmental agency. To the best of the Sellers' knowledge, for the six (6) year period immediately preceding the Closing, no state of facts exists which would constitute grounds for the assessment of any penalty or of any further Tax liability beyond that shown on the Tax Returns that have been filed or shall be filed for the period ending with the Closing Date, except as indicated in the Financial Statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period. As used herein, "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes, including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes, fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or amounts with respect to such items). As used herein, "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any tax period ending on or before the Closing Date and, with respect to any Tax period that includes, but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date, required to be filed by any person and relating to the income, properties or operations of the Company.

               (b) All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) The Company is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (d) The Company is not currently under any contractual, or legal obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

               (e) S Status and Election. The Company has had in effect at all times valid elections under all applicable Federal and State Tax laws (where required or allowed) to be taxed as an "S" corporation under the Internal Revenue Code, for all its tax years and the Company has taken no action to disqualify it as an "S" corporation under applicable Federal and State laws. The Company is on an accrual basis for both book and tax purposes.

         3.6 Absence of Certain Changes or Events. Since December 31, 2001, except as set forth on Schedule 5.12, the Company has not:

               (a) Suffered any adverse change in its financial condition or in the operations of its business or suffered any inadequacy of working capital;

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               (b)   Suffered any damage, destruction or loss in excess of
$10,000, whether covered by insurance or not, affecting its properties or business;

               (c) Granted or agreed to make any increase in the compensation or benefits payable or to become payable by the Company to its officers or employees, except those occurring in the ordinary course of business;

               (d) Declared, or paid any dividend or made any other distribution on or in respect of its shares or redeemed or purchased any of such shares, other than those contemplated herein;

               (e) Issued any shares or any warrants, rights, options or entered into any commitment relating to the shares of the Company;

               (f) Made any change in the accounting methods, principles or practices it follows, whether for financial reporting or tax purposes, including any changes in depreciation or amortization policies or rates adopted therein;

               (g) Sold, leased or otherwise disposed of any real property or machinery, equipment or other operating property other than in the ordinary course of business;

               (h) Sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright, design right (or pending application for any patent, trademark, design right or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

               (i) Engaged in any material activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

               (j) Incurred any liabilities except in the ordinary course of business that would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles;

               (k) Charged or otherwise encumbered any of its property or assets;

               (l) Made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or in the aggregate, in excess of $25,000, except in the ordinary course of business;

               (m) Except in the ordinary course of business, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its affiliates, officers, directors or shareholders or any affiliate or associate of any of the foregoing;

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               (n) Agreed to take any action described in this Section 3 or outside of its ordinary course of business or, to the Sellers' knowledge, that would constitute a breach of any of the representations and warranties contained herein;

               (o) No order has been made nor has any resolution been passed for the winding up of the Company and, nor is there outstanding any petition for the administration or the winding up of the Company or any receivership of the whole or any part of the assets of the Company. There are no circumstances that would entitle any person to present a petition for the administration or the winding up of the Company or to appoint a receiver or administrator of the whole or any part of its assets. The Company is not insolvent, and the Company has not entered into any scheme of arrangement with respect to insolvency with any of its creditors, including without limitation, a voluntary or involuntary petition for bankruptcy protection.

     Since August 1, 2002, the Company has complied with all of the provisions of Section 7.6 (a) through (g), except those provisions in Section 7.6 (g) that refer to future performance.

          3.7  Title and Related Matters.

               (a) Other than in relation to leased assets, each asset included in the Financial Statements and each material asset acquired by the Company since the dates of the Financial Statements is legally and beneficially owned by the Company, free from any charges or encumbrances, and is, where capable of possession, in the possession or under the control of the Company. Such assets constitute all of the assets necessary to conduct the business of the Company.

               (b) All real or personal property leases to which the Company is a party are valid, binding, enforceable and effective in accordance with their respective terms. There is not under any of such leases any existing default of the Company, any default of the other parties to such leases, of which Sellers are aware, or any other event of default or event that, with notice or lapse of time or both, would constitute a default.

               (c) Schedule 3.7 contains a description of all real property leased or owned by the Company, describing (i) its interest in said property,
(ii) the remaining term, (iii) monthly and total payment terms, and with respect to the leasehold property, (iv) a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of the Company's leases have been provided to the Buyer or its representatives. The Company has good, indefeasible, record and marketable leasehold title to each of the leased properties shown on Schedule 3.7, free and clear of all claims, tenants and occupants. The Company is the lawful owner of all improvements and fixtures located on such leased properties, free and clear of all claims. Each lease or other agreement relating to such leased properties is a valid and subsisting agreement, without any default of the Company thereunder and, to the Sellers' knowledge, without any default thereunder of the other party thereto, and such leases and agreements give Company the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the Company's business.

          3.8  Intellectual Proprietary Rights.

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               (a) The Company owns all right, title and interest in and to, or valid licenses for use of, all patents, patent applications, copyrights, design rights, technology, software, software tools, hardware, know-how, processes, trade secrets, trademarks, service marks, trade names, domain names, and other proprietary and intellectual property rights in the United States used in the conduct of its business as conducted on the date hereof and the Closing Date and as proposed to be conducted including, without limitation, the technology and all proprietary and intellectual property rights developed or discovered or used in connection with or contained in the Company Products, free and clear of all liens, encumbrances (including without limitation distribution rights) or claims (all of which are referred to as "Proprietary Rights"). The Company has no Proprietary Rights outside of the United States. The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to the Company's interest pursuant to the Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant the Company such rights to Third Party Technology as are employed in the business of the Company as conducted to the date of this Agreement. Schedule 3.8 contains an accurate description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, domain names, and copyrights in or related to the Company Products, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any hardware, software, inventions, technology, know-how, or processes and all intellectual property rights in respect thereof (a) that the Company has licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into the Company Products (such software, inventions, technology, know-how and processes and all intellectual property rights in respect thereof are collectively referred to as the "Third Party Technology") and (b) that third parties are licensed or otherwise authorized by the Company to use, market, distribute or incorporate into products distributed by those third parties. All of the Company's issued patents and its trademark, trade name or domain name registrations related to the Company Products or the Company, and all of the Company's copyrights in any of the Company Products are valid and in full force and effect, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

               (b) Neither the Company nor the Sellers has received notice of any claim that has been asserted or threatened against the Company or against any customer of the Company (and the Company and the Sellers are not aware of any claims which are likely to be asserted against the Company or that have been asserted or threatened against others related to the Company or the Company Products) by any person alleging infringement by or challenging the Company's or the Company's customers' use, possession, manufacture, sale or distribution of the Company Products under any patents, trademarks, trade names, domain names, copyrights, design rights, trade secrets, software, technology, know-how or processes utilized by the Company (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To the Sellers' knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence that is likely in any way to interfere with the continued enhancement and exploitation by the Company of any of the Company Proprietary Rights or the Company Products.

               (c) None of the Company Products or the use or exploitation of any patents, trademarks, trade names, copyrights, design rights, software, hardware, technology,

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know-how or processes by the Company in its current business, infringes on the rights of, or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, design right, trademark or trade name of any third person. None of the Company's Proprietary Rights is being or has been infringed by any third party.

               (d) Schedule 3.8 sets forth all third parties that have been granted the right to either manufacture, reproduce, distribute, license, market or exploit any of the Company Products or any adaptations, translations, or derivative works based on the Company Products or any portion thereof.

               (e) All designs, drawings, specifications, methods, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Company Products at any stage of their development (the "Company Components") were written, designed, developed and created solely and exclusively by employees of the Company without the assistance of any third party or entity or were created by third parties who have assigned ownership of their rights to the Company by means of confidentiality and invention assignment agreements or otherwise licensed the same to the Company pursuant to the Third Party Licenses, true and correct copies of which third-party assignments and Third-Party Licenses have been delivered to the Buyer and each of the third party assignments and Third Party Licenses are listed on Schedule 3.8. The Company has required all past and present employees to sign a confidentiality and assignment of invention agreement. The Company has at all times disclosed or otherwise dealt with trade secrets and other confidential information relating to the Company Products in a manner that is consistent with prudent practices in the same industry.

               (f) No employee of the Company is in violation of any term of any confidentiality and invention assignment agreement, whether written or oral, and has not made any claim of ownership concerning any the Company Product or the Company Components.

               (g) No product liability or warranty claims have been communicated to or asserted against the Company nor is there any specific situation, set of facts or occurrence that provides a basis for such claim.

               (h) None of the Proprietary Rights are subject to any restrictions of use or ownership that would require consent of third parties to the Acquisition or which would give a contractual or legal right to any third party to alter such right as a result of the Acquisition.

               (i) The Company is and will be entitled to continue to use "AMCOMP" as part of its corporate name and otherwise.

          3.9 Bank Accounts. Schedule 3.9 sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. No overdraft or other financial facilities available to or drawn by the Company are or will at the Closing be secured by, or dependent on, any guarantee or security provided by any Sellers or any other third party.

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          3.10 Contracts.

               (a) Schedule 3.10 contains a list of all agreements, contracts or commitments that provide for the sale, licensing or distribution by the Company of any of its products, inventions, technology, know-how, trademarks or trade names, true and correct copies of which have been provided to the Buyer together with all correspondence or other written communications affecting such agreements, contracts or commitments.

               (b) Schedule 3.10 contains a list of all agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to the Company of more than $10,000, true and correct copies of which have been provided to the Buyer.

               (c) The Company has no purchase agreement, contract or commitment that calls for purchases in excess of the normal, ordinary and usual requirements of the Company's business and which require fixed and/or contingent payment by the Company in excess of $25,000 within a one-year period.

               (d) There is no outstanding sales purchase, lease or licensing contract, commitment or proposal of the Company that is currently expected to result in any material loss to the Company (before allocation of overhead and administrative costs) upon completion or performance thereof.

               (e) The Company has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, dealers or other contractors that are not terminable by the Company at its option on notice of not longer than thirty (30) days and without liability, penalty or premium.

               (f) The Company is not a party to any collective bargaining or other agreements, contracts, arrangements or commitments with any trade union or employees' organization.

               (g) The Company is not restricted by agreement or otherwise from competing with any person or from carrying on its business anywhere in the world.

               (h) The Company is under no liability or obligation, and no such outstanding claim has been threatened or made, with respect to the rejection of or objection to services or deliverables provided by the Company to any customer, or return to the Company of inventory or merchandise in the possession of wholesalers, distributors, retailers, or customers. Furthermore, no third party or customer of the Company has sought, or to Sellers' knowledge, intends to seek, indemnification from the Company for any reason.

               (i) The Company is not liable for and has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

               (j) The Company has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort that would permit the borrowing by the Company of, or make the Company liable for, any sum not reflected in the Financial Statements.

               (k) All material contracts to which the Company is a party are valid, binding, in full force and effect and enforceable by the Company in accordance with their respective terms. Except as set forth on the Schedule 3.10, no such material contract contains any liabilities for consequential damages, including lost profits, liquidated damages, penalty or similar provision. To the Sellers' knowledge, no party to any such material contract intends to cancel, withdraw, modify or amend such contract. The Company is not a party to any third party's purchase order and has not agreed to any terms and conditions that appear on a third party's purchase order.

               (l) Schedule 3.10 lists all material agreements pursuant to which the Company has agreed to manufacture for or supply to any third party any of the Company Products or components thereto, true and correct copies of which have been provided to the Buyer. Schedule 3.10 lists each person who manufactures for or supplies to the Company any material product or component included in the Company Products or is the sole source for any product or component included in the Company Products.

               (m) The Company is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by the Company under, or breach or violation by the Company of, any agreement, contract, commitment or restriction to which the Company is a party or to which it was a party in the past. To Seller's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which the Company is bound.

               (n) No material agreements, contracts and commitments to which the Company is a party contain provisions that would require consent of third parties to the Acquisition or that would give a contractual or legal right to alter the current terms thereof as a result of the Acquisition.

          3.11 Orders, Commitments and Returns. All accepted and unfilled orders entered into by the Company for the sale or license of any the Company Products, and all agreements, contracts, or commitments for the purchase of supplies or services by the Company, were made in the ordinary course of business. No outstanding purchase or outstanding lease commitment of the Company is in excess of the normal, ordinary and usual requirements of its business.

          3.12 Compliance With Other Instruments and Laws. The Company is (a) not in violation of any provisions of its Articles of Incorporation or Bylaws as currently in effect and (b) to the Sellers' knowledge, is in compliance with all applicable laws and regulations, including without limitation, those relating to the importation or exportation of its products. Neither the Company nor any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction over the Company.

          3.13 Labor Difficulties; No Discrimination.

               (a) The Company is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

               (b) There is no strike, labor dispute, slowdown, or stoppage actually pending or threatened against the Company.

               (c) The Company has not experienced any material labor disputes or industrial action.

               (d) There is and has been within the past two (2) years no claim against the Company based on actual or alleged race, age, sex, disability, harassment or discrimination, or similar tortuous conduct, nor, to the Sellers' knowledge, is there any basis for any such claim within the applicable statutes of limitations.

               (e) There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by the Company.

               (f) To the Sellers' knowledge, no circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal, to make any statutory redundancy payment or any payment in respect of unfair dismissal, to make any other payment or to reinstate or re-engage any former employees. There are no pending or to the Sellers' knowledge threatened claims of any type against the Company by any existing or former employees.

               (g) Schedule 3.13 contains details of:

                   (i) The total number of the Company's current employees (including any such on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with the Company);

                   (ii) The name, date of start of employment, period of continuous employment (if different), status of visas, salary and other benefits of each such employee; and

                   (iii) The terms of the contract of each director, officer and employee of the Company.

                      (h) The Company does not have and is not proposing to introduce a share incentive, option, profit sharing, bonus or other incentive scheme for or any unfunded obligations accruing for the benefit of any of its directors, officers or employees.

                 3.14 Trade Regulation. All of the prices charged by the Company in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or, to the Sellers' knowledge, threatened against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the Sellers' knowledge, there are no specific facts likely to provide any basis for any such claim.

                 3.15 Insider Transactions. No affiliate of the Company has any interest in (i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of the Company, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of the Company.

                 3.16 Independent Contractors and Consultants. Schedule 3.16 lists and describes all currently effective agreements with independent contractors or consultants to which the Company is a party relating to the Company Products. True and correct copies of all such written agreements have been provided to the Buyer.

                 3.17 Insurance.

                      (a) Schedule 3.17 is a correct and complete list of insurance policies of any kind or nature presently applicable to or covering the operations and property of the Company, including, without limitation, policies of life, disability, fire, theft, casualty, product liability, workman's compensation, business interruptions, employee fidelity, and other casualty and liability insurance indicating the type of coverage, name of insured, the issuer, the premium, the expiration date of each policy and the amount of coverage. The operations, assets and properties of the Company are insured with sufficient coverage with responsible insurers against the usual and normal hazards and liabilities of the character usually insured against by companies in the same or similar business. All such policies are in full force and effect, and the Company has not received any notice of cancellation in respect of insurance coverage.

                      (b) Schedule 3.17 lists all claims, which (including multiple claims relating to the same incident) which in the aggregate exceed $25,000 and which have been made by the Company in the last three years under any workers' compensation, general liability, property, directors' and officers' liability or other insurance policy applicable to the Company or any of its properties. Except as set forth on Schedule 3.17, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event:
(a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and (e) the amounts paid or expected to be paid or recovered.

                 3.18 Litigation. Except as set forth on Schedule 3.18 hereto,
(a) there is no action, suit, dispute, investigation, proceeding or claim pending or, to the best knowledge of the Company, threatened against or affecting the Company, or its properties or rights, or its business, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body, and the Sellers are not aware of any facts or circumstances which may give rise to any of the foregoing, (b) all of the proceedings pending or threatened against the Company are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), (c) the Company is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency, and (d) the Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation. To the Sellers' knowledge, there are no pending suits, actions or proceedings, or any threatened suits, actions or proceedings against any customer of the Company regarding the Company Products.

                 3.19 Governmental Authorizations and Regulations. The Company has all necessary licenses, franchises, permits and other governmental authorizations, all of which are valid and sufficient for the business presently carried on by the Company.

                 3.20 Subsidiaries. The Company has no subsidiaries. The Company has never owned or controlled (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association, joint venture, project group, or business organization, and the Company has never controlled (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization.

                 3.21 Compliance with Laws. The Company has obtained all permits, licenses and other authorizations that are required to be obtained by it under all applicable laws, including but not limited to, laws relating to pollution, protection of the environment or human health, laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. The Company is in material compliance with all terms and conditions of such permits, licenses and authorizations. The Sellers are not aware of, nor has the Company received written or oral notice of, any conditions, circumstances, activities, practices, incidents, or actions that may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to the Company or any person or entity (including without limitation any predecessor or the Company) whose liability the Company may have retained or assumed either contractually or by operation of law, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste. There are not, and have not been in the past, any underground tanks or underground improvements at, on or under any property leased or owned by the Company, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells. No polychlorinated biphenyls (PCBs), asbestos, or formaldehyde or material containing urea formaldehyde have been used, deposited, stored or disposed of released or otherwise located at on or under any property leased or owned by the Company. True, complete and correct copies of all environmentally related assessments, audits, investigations, studies, analyses, tests, sampling or monitoring results or similar reports in the possession of or available to the Company or the Sellers and relating to any property leased or owned by the Company have been provided to the Buyer.

                 3.22 Corporate Documents. The Company has furnished to the Buyer for its examination: (i) copies of its Articles of Incorporation and Bylaws; (ii) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all material permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents; and (iv) the register of shareholders and other stock ledgers and registers of the Company setting forth all issuances and transfers of its shares since incorporation. All such books and registers and other corporate records of the Company are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of all applicable jurisdictions.

                 3.23 Brokers. Except as disclosed in Schedule 3.23, neither the Company nor any of the Sellers is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

                 3.24 Employee Benefit Plans.

                      (a) Schedule 3.24 hereto sets forth a complete and accurate list of each plan, program, arrangement, agreement or commitment that is an employment, consulting or deferred compensation agreement (whether or not funded or qualified), or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement, agreement or commitment ("Plans"), including, without limitation, each employee benefit plan (as defined under Section 3(3) of "ERISA" maintained by the Company or any trade or business (whether or not incorporated) which, together with such persons, would be ERISA Affiliates or to which any ERISA Affiliate contributes or has any obligation to contribute to, or has or may have any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Each Plan is identified on
Schedule 3.24, to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2)(A) of ERISA), an "employee welfare plan" (as defined in Section 3(1) of ERISA), or as a plan intended to be qualified under Section 401 of the Internal Revenue Code. "ERISA Affiliates" means, collectively, such persons, as would be treated as a single employer under Title IV of ERISA or Section 414 of the Internal Revenue Code.

                      (b) The Company has complied, and currently is in compliance, in all respects with all laws and regulations applicable to the Plans, including, without limitation, ERISA, the Internal Revenue Code and the Department of Labor.

                      (c) No ERISA Affiliate has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 210 of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

                      (d) Except as set forth on Schedule 3.24, the Company does not provide or may not be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (a) coverage mandated by applicable law, (b) deferred compensation benefits accrued as liabilities on the books of Company, or (c) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). No ERISA Affiliate maintains any Plan under which any employee or former employee of any of the ERISA Affiliates may receive medical benefits which cannot be modified or terminated by the ERISA Affiliates at any time without the consent of any person, and no employees or former employees of the ERISA Affiliates will have any claim in respect of such benefits as of the Closing Date.

                      (e) The transactions contemplated hereby will not result in (a) any portion of any amount paid or payable by the Company to a "disqualified individual" (within the meaning of Section 280G(c) of the Internal Revenue Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Company or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual," being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code and the regulations promulgated thereunder, (b) any employee of the Company being entitled to severance pay, unemployment compensation, or any other payment, (c) an acceleration of the time of payment or vesting, or an increase in the amount of compensation due to any such employee or former employee or (d) any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available.

                      (f) No ERISA Affiliate has incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Internal Revenue Code or other applicable law, which has not been satisfied in full or been accrued on the Financial Statements, pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, which could result in the imposition of any liability under ERISA, the Internal Revenue Code or other applicable laws or regulations with respect to any Plan.

                      (g) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, and, except as set forth on
Schedule 3.24, as of the Closing Date there will be no liability of any of the ERISA Affiliates under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

               (h) None of the ERISA Affiliates has made any contribution to any Plan that may be subject to any excise tax under Section 4972 of the Internal Revenue Code.

               (i) Any and all Plans which are pension plans within the meaning of Section 3(2) of ERISA ("Pension Plans") and which are intended to be qualified plans under Sections 401 and 501 of the Code, have remained qualified under the Code since inception and have been determined by the IRS to be so qualified, and the IRS has taken no action to revoke such determination or qualification.

               (j) Except as set forth in Schedule 3.24, all reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, plan participants or plan beneficiaries have been or will be filed or furnished in accordance with applicable law in a timely manner;

               (k) There are no actions, suits or claims (other than routine claims for benefits) pending, or, to the best of the Sellers' knowledge, threatened against any Plan or against the assets funding any Plan;

               (l) Other than applications for determination, no action is pending with respect to the Plans before the IRS, the Department of Labor or before any state or local governmental agency;

               (m) No act or omission constituting a breach of fiduciary duties has occurred with respect to the Plans or the assets thereof which could subject the Company, Buyer or their assets, either directly or indirectly, to any liability;

               (n) None of the Plans of the Company constitute a "defined benefit plan" as defined in Section 3(35) of ERISA; and

               (o) The Sellers will deliver to the Buyer prior to the Closing Date true and complete copies of: (a) all documents governing the Plans, including, without limitation, all amendments thereto which will become effective at a later date; (b) the latest IRS determination letter obtained with respect to each of the Pension Plans; (c) Form 5500 for the most recent completed plan year for each of the Plans, together with all schedules forming a part thereof; (d) annuity contracts funding obligations of any Plan; (e) all employment manuals; and (f) insurance policies or contracts with respect to the Plans.

          3.25 Company Transactions. The Company has entered into all transactions with the Sellers under fair and reasonable terms and conditions.

          3.26 Accounts Receivable and Advances. Schedule 3.26 contains a true and accurate schedule of all accounts receivable and all loans and advances received by or made to third parties by ("Advances") of the Company. Except as disclosed on Schedule 3.26, (i) each account receivable of the Company (collectively, the "Accounts Receivable") represents a sale made in the ordinary course of business to non-affiliates and which arose pursuant to an enforceable written contract for a bona fide sale of goods or for services performed, and the Company has performed all of its obligations to perform the services to which such Account Receivable relates, (ii) no Accounts Receivable or Advance, in each case in excess of $1,000, is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof, and (iii) except as reserved against in the Financial Statements, all Accounts Receivable and Advances are collectible in full within 90 days of their origination.

          3.27 Accuracy of Statements. Neither the information supplied by the Company or the Sellers to the Buyer nor this Agreement or any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of the Company or the Sellers to the Buyer in connection with this Agreement or of the transactions contemplated hereby contains or will contain any material untrue statement of a fact or omits or will omit to state a material fact necessary to make the statements contained herein, in light of the circumstances in which they are made, not misleading. Copies of any documents furnished or to be furnished by the Company or the Sellers or any of its representatives to the Buyer or any of its representatives hereunder are and will be true, correct and complete copies. There is no material fact which adversely affects and there is no material fact existing on or prior to the Closing Date which, under current circumstances, is likely in the future to adversely affect, the Company, its operations or its properties in any respect which has not been set forth or referred to in this Agreement.

     4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers at the date hereof as set forth below:

          4.1 Power, Authorization and Validity. The Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and no law, ordinance, judicial decree, order or regulation prohibits the Buyer from executing this Agreement or performing any of its obligations hereunder. The execution and delivery of this Agreement and the other Transaction Documents have been, or will have been prior to the Closing, duly and validly approved and authorized by the board of directors of the Buyer. No authorization or approval, governmental or otherwise, is necessary in order to enable the Buyer to enter into and to perform the terms of this Agreement or the other Transaction Documents on its part to be performed. This Agreement is, and the other Transaction Documents when executed and delivered by the Buyer shall be, the valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

          4.2 No Violation, Consents, Etc Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby by the Buyer, nor the fulfillment by the Buyer of all of its obligations hereunder, will constitute or, with the giving of notice or passage of time or both, would constitute a violation of or a default under, or conflict with, any of the terms, conditions or provisions of any material contract, agreement or instrument to which the Buyer is a party, or by which the Buyer or its property or assets are or may be bound, or, to the best of Buyer's knowledge, constitute a violation of any statute, law or ordinance or any rule, regulation, decree or order of any governing entity or require the consent, waiver, authorization or approval of, or any notice to or registration with, any governing entity, lending institution or third party, or result in a material breach or violation of any provision of the Buyer's Articles of Incorporation or its Code of Regulations as currently in effect.

          4.3 Securities Act. The Buyer acknowledges that the Shares has not been registered under the Securities Act and are being acquired by it in a transaction exempt from the registration requirements thereof. The Buyer is acquiring the Shares for its own account for the purpose of investment and not with a view to any distribution, or participation in any distribution, of the Shares. The Buyer will not offer, sell, transfer or otherwise dispose of any Shares or any interest therein except in accordance with the Securities Act.

          4.4 Binding Agreement: This Agreement, and each of the other instruments and agreements executed, or to be executed, by the Buyer and to be delivered to the Sellers pursuant hereto constitutes when so executed, or will constitute, the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws or equitable principles affecting generally the enforcement of creditor's rights and equitable principles limiting the right to obtain specific performance or other remedies of an equitable nature.

     5. Buyer's Conditions to Closing. The Buyer's obligations under this Agreement are subject to the fulfillment or waiver as of the Closing of the following conditions:

          5.1 Representations and Warranties Correct. The representations and warranties made by the Sellers in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the date hereof and on the Closing Date with the same force and effect as if they had been made on and as of said dates.

          5.2 Board Approval. The board of directors of the Buyer shall have approved this Agreement and the Transaction Documents.

          5.3 No Adverse Change. There shall not have occurred any material adverse change in the financial condition, properties, assets (including the Company Products and any other intangible assets), liabilities, business, operations, or results of operations or prospects of the Company after the date hereof.

          5.4 No Litigation. There shall not be pending any legal proceeding:
(a) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the Transaction Documents; (b) relating to the Acquisition and seeking to obtain from the Buyer or the Company any damages or other relief that would be material to the Buyer or the Company; (c) seeking to prohibit or limit in any respect the Buyer's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares; or (d) which would affect adversely the right of the Buyer or the Company to own the assets, the Company Products (including any intangible assets), or operate the business of the Company.

          5.5 Third Party Consents. All consents or approvals required to be obtained in connection with the Acquisition and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

          5.6 Performance of Obligations. The Sellers shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

          5.7 Certificate of Sellers. The Buyer shall have received a certificate executed on behalf of the Company by the Sellers and the officers of the Company certifying that the conditions set forth in this Section 5 and
Section 7 have been satisfied.

          5.8 Employment Agreement. Anil K. Aggarwal shall execute an Employment Agreement in substantially the form attached hereto as Exhibit 5.8.

          5.9 Intentionally Omitted.

          5.10 Sellers' Authority. The Sellers shall have full legal authority to sell the Shares to the Buyer and to consummate the transactions under this Agreement and under the Transaction Documents.

          5.11 Regulatory Approvals. The Company, the Sellers and the Buyer, as required, shall have obtained all regulatory approvals necessary to the consummation of the Acquisition.

          5.12 Dividends and Bonuses. During the period beginning August 2, 2002 and ending on the Closing Date, the Company shall not have (a) declared or distributed cash dividends to the holders of the Shares and (b) paid bonuses to its employees except as disclosed in the Schedule 5.12 or as contemplated in
Section 1.2 (c).

          5.13 Opinion. The Buyer shall have received an opinion from counsel for the Company and the Sellers, satisfactory to the Buyer, as to matters set forth in Schedule 5.13.

          5.14 Intentionally Omitted.

          5.15 Securities Laws. All the transactions contemplated under this Agreement and the Transaction Documents shall comply with applicable federal and state securities laws.

          5.16 Lease Agreement. The Sellers shall have executed the Extension of Commercial Lease Agreement attached hereto as Exhibit 5.16 whereby the Company or, at the Buyer's sole discretion, an affiliate or subsidiary of the Buyer will lease from the Sellers space currently occupied by the Company at 23332 Hawthorne Blvd, Suite 300, Torrance, California 90505-3721, effective as of the Closing Date.

     6.   Sellers' Conditions to Closing.

          The Sellers' obligations under this Agreement are subject to the fulfillment or waiver as of the Closing of the following conditions:

          6.1 Representations and Warranties Correct. The representations and warranties made by the Buyer in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

        6.2 Employment Agreement. The Company shall execute an Employment Agreement with Anil K. Aggarwal in substantially the form attached hereto as
Exhibit 5.8.

        6.3 Lease Agreement. The Company or, at the Buyer's sole discretion, an affiliate or subsidiary of the Buyer shall have executed the Extension of Commercial Lease Agreement attached hereto as Exhibit 5.16.

        6.4 Certificate of Officers. The Sellers shall have received a certificate executed on behalf of the Buyer by its president certifying that the conditions set forth in this Section 6 and Section 7 have been satisfied.

        6.5 Board Approval. The board of directors of the Buyer shall have approved this Agreement and the Transaction Documents.

        6.6 No Litigation. There shall not be pending any legal proceeding: (a) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the Transaction Documents or (b) relating to the Acquisition and seeking to obtain from the Sellers any damages or other relief that would be material to the Sellers.

        6.7 Third Party Consents. All consents or approvals required to be obtained in connection with the Acquisition and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

        6.8 Performance of Obligations. The Buyer shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

        6.9 Regulatory Approvals. The Company, the Sellers and the Buyer, as required, shall have obtained all regulatory approvals necessary to the consummation of the Acquisition.

     7. Mutual Covenants.

        7.1 Confidentiality. The parties agree that the terms and conditions of the Confidentiality Agreement dated June 3, 2002 between the parties, a copy of which is attached as Exhibit 7.1, will remain in full force and effect. Should there be any conflicts between the Confidentiality Agreement and this Agreement, this Agreement shall rule.

        7.2 Public Announcement. The parties shall make no public announcement concerning this Agreement prior to Closing, except those required by law, without the prior written consent of the other party. A party may make disclosure if required or, in the reasonable judgment of such party or its counsel, advisable under applicable law or regulation or any applicable rules and regulations of a national securities exchange.

        7.3 Tax Returns. After the Closing Date, the Buyer shall have the exclusive authority to prepare and file, or cause to be prepared and filed, all Tax Returns previously unfiled by the Company. The Buyer may amend any previously filed returns upon the Sellers' prior written consent. From the date of this Agreement and prior to the Closing, neither the Sellers nor the Company nor any person acting on its or their behalf shall file or cause to be filed any amended Return without the prior written consent of the Buyer, which consent shall not be unreasonably withheld.

        7.4 Further Assurances. Following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party at that other party's cost to give effect to the transactions described herein and contemplated hereby. Sellers will use best efforts to reasonably cooperate with the Buyer and to discuss the Financial Statements, the internal controls of the Company and the disclosure controls and procedures of the Company in connection with the Buyer's efforts to comply with applicable laws, rules and regulations.

        7.5 Covenant Not to Compete. The Sellers covenant and agree for a period of two (2) years after the Closing Date, the Sellers shall not participate or compete, without the express written consent of the Company, directly or indirectly, in any form, fashion, or manner whatsoever, as a partner, officer, director, stockholder, advisor, consultant, financier, employee or in any form or capacity in any other business which sells, markets or otherwise provides products that are competitive with or similar to the Company Products. The Sellers acknowledge that breach of this covenant would cause irreparable damage, such that money damages would be an inadequate remedy. Accordingly, in the event of any breach of this Section 7.5, in addition to all other claims for damages and remedies which may be available under this Agreement, the Company shall be entitled to a preliminary injunction and a permanent injunction restraining the Sellers from any such breach, without any showing of actual money damages.

        7.6 Conduct of the Company's Business. The Sellers covenant and agree that from August 2, 2002 through the Closing Date and, unless the Buyer shall otherwise consent in writing or as otherwise expressly contemplated by this
Agreement:

            (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice and the Company shall use its best efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner and preserve its goodwill and ongoing business;

            (b) The Company shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (a) any capital stock of the Company, or (b) any property or assets of the Company except inventory and immaterial assets in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Articles of Incorporation or By-laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares except with the written consent of the Buyer; (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

            (c) The Company shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any amount of assets; (iii) incur or guarantee any indebtedness for borrowed money or refinance any such indebtedness or issue or sell any debt securities; (iv) enter into or modify any contract, lease, agreement or commitment, or permit or perform any act that would cause a breach of any such contract, lease, agreement or commitment; (v) terminate, modify, assign, waive, release or relinquish any contract rights or amend any rights or claims; (vi) discharge or satisfy any claim or settle or compromise any claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator; (vii) make any loans, advances or capital contributions to or investments in, any other person, (viii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of the Company; or (ix) violate or fail to perform, in any respect, any obligation imposed upon the Company by any applicable laws, orders or decrees, ordinances, government rules or regulations or conciliation agreements;

            (d) The Company shall not grant any increase in the salary or other compensation of its directors, officers or employees, except reasonable salary increases, in the case of employees who are not directors or executive officers of Company, in the ordinary course of business consistent with past practice, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any transaction of any other nature with any employee of the Company;

            (e) The Company shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices;

            (f) The Company shall not adopt or amend, in any respect except as disclosed in writing to Buyer, any Plan; and

            (g) The Company shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 7.6, to maintain its relationships with its suppliers and customers or clients and others having business dealings with it, and if and as requested by the Buyer, (i) the Company shall use its best efforts to make reasonable arrangements for representatives of the Buyer to meet with customers and suppliers of the Company and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of the Buyer with employees of the Company.

          7.7 Exclusivity. The parties agree that the terms and conditions of the letter agreement dated August 9, 2002, a copy of which is attached as
Exhibit 7.7, shall remain in full force and effect. Should there be a conflict between the Exclusivity Agreement and this Agreement, this Agreement shall rule.

          7.8  Section 338(h)(10).

               (a) Buyer and Sellers agree, with respect to the acquisition of the Shares pursuant to this Agreement, to prepare and file the election provided by Section 338(h)(10) of the Code and any comparable election under state, county, or local law (collectively and separately the "Election"). Each party shall provide to the other all information necessary to permit the making of the Election. Buyer and Sellers shall, no later than thirty (60) days after the Closing Date, execute and file Internal Revenue Service Form 8023 and all other forms, returns, elections, schedules and documents as may be required to effect and preserve a timely Election.

               (b) In connection with the Election and no later than thirty (30) days prior to the last date for filing a timely Election, Buyer and Sellers shall act together in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of the Company's assets, and (ii) agree upon the proper allocation of the adjusted grossed-up basis among the Company's assets in accordance with the Code and the treasury regulations promulgated thereunder (the "Allocation"). The Allocation shall be determined based upon a formal appraisal to be performed at Buyer's expense. The Sellers shall calculate the gain or loss, if any, resulting from the Election in a manner consistent with the Allocation and will not take any position inconsistent with the Election, the Allocation or the amount of the adjusted grossed-up basis in any tax return or otherwise.

               (c) Upon making the Election, Buyer shall pay to Sellers as additional consideration for the Shares, and shall indemnify and hold the Sellers harmless from liabilities resulting from the Election, including without limitation, from the amount of (i) the Sellers' additional tax liability attributable to the making of the Election (i.e. the excess, if any, of each Seller's tax liability resulting from the application of Section 338(h)(10) over the Seller's tax liability that would have resulted from the sale of the Seller's Shares in the absence of the Election, plus (ii) each Seller's additional tax liability (net of any tax benefit to the Seller as a result thereof, including any federal tax deductions for state and local taxes) resulting from all payments made to such Seller under this Section 7.8(c). Notwithstanding the foregoing, Buyer will not indemnify Sellers from additional taxes or other damages resulting from: (i) Sellers' breach of Sellers' representations and warranties of this Agreement; and/or (ii) Sellers' failure to comply with the covenants of this Agreement.

          7.9 Confidentiality. Buyer and Sellers agree that, unless and until the Closing has been consummated, except for mutually agreeable press releases and required governmental announcements and filings, Sellers, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of each other all data and information about the business of the Company obtained in connection with this transaction, this Agreement, or otherwise. If the transactions contemplated by this Agreement are not consummated, Buyer will return to Seller all that data and information that Seller may reasonably request, including worksheets, test reports, manuals, lists, memoranda, and other documents made available to Buyer in connection with this transaction.

     8. Agreement to Indemnify.

        8.1 Sellers' Indemnity. The Sellers will jointly and severally indemnify and hold harmless the Buyer against, and reimburse the Buyer on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Buyer as a result of (i) any misrepresentation or breach of any representation or warranty of the Sellers under this Agreement; and (ii) any breach of any agreement, obligation or covenant set forth herein on the part of the Sellers under this Agreement, (iii) any liabilities, deficiencies or obligations resulting from the failure of the Company or the Sellers to pay any Taxes relating to any period prior to the Closing, including any obligations of Buyer imposed by Section 338(h)(10) of the Code or the treasury regulations promulgated thereunder, and (iv) any liabilities of the Company whether accrued, absolute, contingent or otherwise that have been incurred for any period prior to the Closing Date that are not disclosed on the Financial Statements, provided, however, that any such liability may be offset by amounts of such liability billed to, and collected within ninety (90) days of such billing from, a customer (collectively, the "Buyer's Damages"). "Buyer's Damages" as used herein is not limited to matters asserted by third parties, but includes damages incurred or sustained by the Buyer in the absence of claims by a third party. Buyer shall have the right to set off any Buyer's Damages incurred against any amounts due from Buyer to Sellers under this Agreement or otherwise.

        8.2 Buyer's Indemnity. The Buyer will indemnify and hold harmless the Sellers against, and reimburse the Sellers on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Sellers because of (i) any misrepresentation or breach of any representation or warranty on the part of the Buyer under this Agreement and (ii) any breach of any agreement, obligation or covenant set forth herein on the part of the Buyer under this Agreement (collectively, the "Sellers' Damages"). "Sellers' Damages" as used herein is not limited to matters asserted by third parties, but includes damages incurred or sustained by the Sellers in the absence of claims by a third party.

        8.3 Procedures Regarding Indemnity Party Claims. The procedures to be followed by the Buyer and the Sellers with respect to indemnification claims shall be as follows:

            (a) Notices. Whenever any claim shall arise or any proceeding shall be instituted by the Buyer or the Sellers pursuant to this Section 8.3, (the "Indemnified Party") shall promptly notify the person(s) against whom such indemnity may be sought (the "Indemnifying Party") in writing and, when known, the facts constituting the basis for such claim or proceeding and the amount or an estimate of the amount of the indemnified liability arising therefrom, if known. In addition, each party hereto hereby agrees to provide to the other party written notification and copies of communication from third parties received or made by such parties relating to any matter subject to any indemnification hereunder. The failure by an Indemnified Party to timely furnish to the Indemnifying Party any notice or copy required to be furnished under this Section 8.3 shall not relieve the Indemnifying Party from any responsibility for the matters relating to such notice or copy, unless such failure materially adversely prejudices the ability of the Indemnifying Party to defend such matter.

               (b) Defense of Claims. In connection with any claim giving rise to indemnity hereunder arising out of any claim or legal proceeding by any person who is not an Indemnified Party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, elect to assume the defense of any such claim or legal proceeding; provided, however, that if the amount of the claim exceeds the Indemnifying Party's indemnification obligations hereunder, the Indemnified Party may elect to defend such claim or legal proceeding, in which case the Indemnifying Party may participate in but not control the defense of such action, with its counsel and at its own expense. If the Indemnifying Party has so elected to assume the defense of any such claim or legal proceeding, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party has elected to assume the defense of any claim or legal proceeding as provided herein, the Indemnified Party shall not be entitled to indemnification as to fees and expenses of any counsel retained by the Indemnified Party after the time at which the Indemnifying Party has so elected unless the Indemnifying Party consents thereto in writing.

               (c) Settlement or Compromise of Indemnified Liability. The Indemnified Party shall not settle or compromise any indemnified liability if such settlement or compromise affects the rights of the Indemnifying Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event that the Indemnifying Party shall so assume such defense, it shall not compromise or settle any such claim, action, or suit if such settlement affects the rights or obligations of the Indemnified Party unless:

                   (i) the Indemnified Party gives its prior written consent, which shall not be unreasonably withheld; or

                   (ii) (1) the terms of the compromise or settlement of such claim, action, or suit provide that the Indemnified Party shall have no responsibility for the discharge of the settlement amount and impose no other obligations or duties on the Indemnified Party, (2) the compromise or settlement discharges all rights against the Indemnified Party with respect to such claim, action, or suit, and (3) in the event of a settlement or compromise pursuant to an agreed judgment, the Indemnified Party has not, within twenty (20) days after having received notice of the proposed compromise or settlement from the Indemnifying Party, given the Indemnifying Party notice that it reasonably believes the settlement or compromise will jeopardize its ability to prevail on issues similar to the issues that are the subject of such claim, action, or suit.

          8.4 Limitation on Claims. Nothing herein shall limit any potential remedies and liabilities of either the Sellers or Buyer arising under applicable state and federal laws with respect to any fraudulent act committed by the other party or director, officer, employee or agent of the other party.

               8.5 Survival of Representations and Warranties. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, and any certificates delivered pursuant to this Agreement will survive the Closing indefinitely. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

         9.    Miscellaneous.

               9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

               9.2 Binding upon Successors. Subject to, and unless otherwise provided in, this Agreement each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon, and inure to the benefit of, the successors, executors and heirs of the parties. Except as contemplated herein, none of the parties may assign the benefit of any of its rights under this Agreement to any other person.

               9.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

               9.4 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto, including but not limited to the letter agreement set forth as Exhibit 7.7. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

               9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

               9.6 Expenses. The parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

               9.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the parties. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

               9.8 Release by the Sellers. Following the Closing, the Sellers agree that they shall have no claim against the Company, and hereby release the Company from any and all current or future claims arising against the Company.

               9.9 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

               9.10 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by commercial overnight courier with written verification of receipt, or (c) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 9.10.

         Sellers:                        Dr. Anil K. Aggarwal
                                         1413 Via Galicia,
                                         Palos Verdes, CA 90274
                                         Attn: Anil K. Aggarwal

         With copy to:                   Jefferey B. Lurner, Esq.
                                         610 Newport Center Drive
                                         Newport Beach, California 92660

         Buyer:                          Modern Technologies Corp.
                                         4032 Linden Avenue
                                         Dayton, Ohio 45432-3015
                                         Attn: David Gutridge

         With copy to:                   Coolidge, Wall, Womsley & Lombard
                                         Suite 600
                                         33 West First Street
                                         Dayton, Ohio 45402
                                         Attn: Barbara L. Sager, Esq.

Such notice will be treated as having been received upon actual receipt.

               9.11 Construction of Agreement. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. This Agreement has been reviewed and negotiated by the parties and their respective counsel, and the parties desire that this Agreement be interpreted without reference to any principle of construction based upon conclusions regarding responsibility for drafting.

               9.12 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 9.12.

               9.13 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

               9.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

               9.15 Termination. This Agreement may be terminated at any time prior to the Closing Date by mutual consent of the Buyer and the Company.

               9.16. Arbitration. Except as otherwise provided herein, all disputes arising under this Agreement shall be resolved by binding arbitration by a single arbitrator selected by agreement of the parties, or if the parties cannot agree on a single arbitrator, by the majority decision of three arbitrators, one of whom shall be chosen by Buyer, one of whom shall be chosen by Sellers and the third of whom shall be chosen by the other two arbitrators. The arbitrator(s) shall be selected on the basis of their training and experience in the matter to be decided. The Federal Rules of Evidence and the Federal Rules of Civil Procedure shall govern any arbitration proceedings. All arbitration proceedings shall be conducted in accordance with the rules of the American Arbitration Association ("AAA"), except to the extent of any inconsistencies with the Federal Rules of Evidence and the Federal Rules of Civil Procedure. The AAA shall not be engaged to conduct the arbitration. Arbitration proceedings shall be conducted at a location to be mutually agreed upon by Buyer and Seller. Arbitration proceedings shall be conducted as expeditiously as possible with due consideration to the complexity of the dispute in question. The arbitrator(s) shall issue a written opinion within thirty (30) business days after the hearing of final arguments by the parties. The decision of the arbitrator(s) shall be rendered in writing giving the reason for the decision. The arbitration decision shall be final and binding on the parties, without any right of appeal, except that an application to vacate or modify the award may be made by either party in the event of coercion, fraud or misconduct in procuring an award. Judgment upon an arbitration award may be entered in any court having proper jurisdiction. The expenses of any arbitration shall be paid by the substantially non-prevailing party. If there is no substantially prevailing party, each side shall pay their own expenses, including one-half of the cost of arbitration.

                           [Signature Pages to Follow]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                              "SELLERS"


                                              By: /s/ Anil K. Aggarwal
                                                 -------------------------------
                                                       Anil K. Aggarwal


                                              By: /s/ Madhvi Aggarwal
                                                 -------------------------------
                                                       Madhvi Aggarwal


                                              By: /s/ Payal L. Aggarwal
                                                 -------------------------------
                                                       Payal L. Aggarwal


                                              By: /s/ Sameer Aggarwal
                                                  ------------------------------
                                                       Sameer Aggarwal


                                              "BUYER"

                                              Modern Technologies Corp.


                                              By: /s/ David S. Gutridge
                                                 -------------------------------
                                              Name: David S. Gutridge
                                                   -----------------------------
                                              Title:  CFO
                                                    ----------------------------

Parent hereby agrees to guarantee the performance by Buyer, of Buyer's obligations under Section 1.2 (b), of this Agreement.

                                              "PARENT"

                                              MTC Technologies, Inc.


                                              By: /s/ David S. Gutridge
                                                 -------------------------------
                                              Name: David S. Gutridge
                                                   -----------------------------
                                              Title:  CFO
                                                    ----------------------------

                                 EXHIBIT 1.1(a)

                                 LIST OF SELLERS

Anil Aggarwal              4,000 Shares

Mahdvi Aggarwal            3,000 Shares

Payal L. Aggarwal          1,500 Shares

Sameer Aggarwal            1,500 Shares

EXHIBIT 1.2(b)

EARN-OUT FORMULA

Sellers shall be entitled to an earn-out payment calculated in accordance with the following formulas, based upon the audited operating results of Company in each of the years ended December 31, 2002, 2003, and 2004.

For the year ended December 31, 2002 Sellers' Earn-Out shall be equal to the amount, if any, that Operating Profit exceeds $1.4 million, up to a maximum of $1.1 million. For purposes of this calculation, Operating Profit shall be calculated in the same manner used to calculate Operating Profit in the Executive Summary of the Company's Offering Memorandum (attached hereto). Further, should Buyer make any changes to Company's General and Administrative and/or Fringe Benefits, Sellers shall neither be benefited or harmed by such changes. Any such changed expenses shall be set equal to the average monthly expense for the previous quarter for each month of the period from the Effective Date to 12/31/02 for which such expense was changed, for purposes of the 2002 Earn-Out Calculation. Any Operating Profit in excess of $2.5 million, for the year ended December 31, 2002, shall be added to Actual Gross Margin for the year ended December 31, 2003, for purposes of calculating the 2003 Earn-out

For the years ended December 31, 2003 and 2004, Sellers' Earn-Out shall be based on Company's Actual Gross Margin. Actual Gross Margin means the actual gross margin of Company calculated on the same basis as presented in the Executive Summary of the Company's offering memorandum (attached hereto), except for 2003, Actual Gross Margin shall include the excess, if any, of Actual Operating Profit in excess of $2.5 million for the year ended December 31, 2002

Minimum Gross Margin is calculated by subtracting $1.1 million from the Projected Gross Margin for each of the year's ended December 31, 2003 and 2004, as presented in the Executive Summary of the Company's offering memorandum.

         Year End  (000's)                  2003      2004

Projected Gross Margin                      $4,845    $5,113

Minimum Gross Margin                        $3,745    $4,013

The earn-out for the year ended December 31, 2003 shall be equal to the amount, if any, by which the Actual Gross Margin exceeds the Minimum Gross Margin, up to a maximum of $1.1 million.

For the year ended December 31, 2004, the earn-out will be equal to the lesser of:

       a. the amount by which the combined Actual Gross Margin for the years ended December 31, 2003 and 2004, (including the Operating Earnings, if any, in excess of $2.5 million, for the year ended December 31, 2002) exceeds the combined Minimum Gross Margin for the same periods (i.e. $7.758 million); or

       b. $3.3 million less the actual earn-outs for the years ended December 31, 2002 and 2003

Examples for 2002 (000's):

                                            Case 1   Case 2   Case 3   Case 4

(A) 2002 Projected Operating Profit         $2,500   $2,500   $2,500   $2,500

(B) Actual Operating Profit                 $1,000   $1,700   $2,500   $2,750

(C) Minimum Operating Profit                $1,400   $1,400   $1,400   $1,400

(D) Excess over Minimum OP (B-C)            $    -   $  300   $1,100   $1,350

(E) 2002 Earn-out =

       Lesser of (D) or $1,100              $    -   $  300   $1,100   $1,100

    Examples for 2004 (000's):

                                                 -----------------------------------
                                                  Case 1       Case 2        Case 3
                                                  ------       ------        ------
1   Cumulative Actual Gross Margin (2003-4)      $  9,758     $  9,958      $ 10,500

2   Cumulative Minimum Gross Margin (2003-4)     $  7,758     $  7,758      $  7,758

3   Difference (1-2)                             $  2,000     $  2,200      $  2,742

4   Earn-out paid for 2003                       $      0     $  1,000      $  1,100

5   $2,200 less 2003 Earn-Out                    $  2,200     $  1,200      $  1,100

6   2004 Earn-Out (Lesser of 3 or 5)             $  2,000     $  1,200      $  1,100

                                  SCHEDULE 5.13

                     FORM OF OPINION LETTER FOR THE SELLERS

           (a) The Company is a corporation duly incorporated and validly existing and in good standing under the laws of the State of California with the corporate power and authority to own its assets and to transact its business as now being conducted; and the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets owned or held by it or the nature of business now conducted by it requires it to be so licensed or qualified;

           (b) he authorized and issued capital stock of the Company is as set forth in Section 3.2 of the Stock Purchase Agreement, and all of the outstanding shares of the Company's common stock are duly and validly issued, fully paid and nonassessable;

           (c) Each of the Sellers has full right, power, legal capacity and authority to execute, deliver and perform the Stock Purchase Agreement and the related agreements thereto to which he or she is a party and to consummate the transactions contemplated thereby. The Stock Purchase Agreement and the related agreements thereto, when duly executed and delivered by each Seller, shall constitute legal, valid and binding obligations of the each Seller, enforceable against such parties in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity);

           (d) Except for such as have been obtained, no authorization, approval or consent of or declaration or filing with any governmental authority or agency is necessary or required of the Company or the Sellers in connection with the execution and delivery of the Stock Purchase Agreement or the related agreements thereto or the performance by the Sellers of their obligations thereunder;

           (e) The execution and delivery of the Stock Purchase Agreement and the related agreements thereto by the Sellers (if named as a party therein) and the performance by him or her of his or her obligations thereunder will not violate any provision of any existing law applicable to the Company or any Seller, or of any order, judgment, award or decree of any arbitrator or governmental authority applicable to the Company or the Sellers, the charter or bylaws of, or any securities issued by, the Company, the violation of which will prevent the Sellers from executing, delivering or performing the Stock Purchase Agreement or the related agreements thereto in which any of them is a named party;

           (f) No Seller is in default under any order, judgment, award or decree of any arbitrator or governmental authority binding upon or affecting any of the Sellers that will prevent the Sellers from executing, delivering or performing the Stock Purchase Agreement or the related agreements thereto in which any of them is a named party;

           (g) No litigation of or before any arbitrator, court or governmental authority is pending or threatened against the Company or the Sellers;

           (h) Immediately prior to the Closing, the Sellers have good and valid title to the Shared listed on Exhibit 1.1(a) to the Stock Purchase Agreement, free and clear of all liens, charges, encumbrances or adverse claims of any nature, and have full fight, power and authority to deliver the stock certificates evidencing all of the outstanding shares of Company's common stock to Buyer pursuant to the Stock Purchase Agreement; and

           (i) The offer and sale of the Shares to the Sellers pursuant to the Stock Purchase Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and all applicable state securities laws and regulations.